EXHIBIT 62

                                 OLIMPIA S.P.A.
                    REGISTERED OFFICE: MILAN,VIALE SARCA 222
                       SHARE CAPITAL: EUR 2,630,233,510.00
                         MILAN COMPANY REGISTER NUMBER,
                      TAX CODE AND VAT NUMBER: 03232190961

               ANNOUNCEMENT PURSUANT TO ARTICLE 9 OF THE BYLAWS OF

                                 TELECOM ITALIA
                                 --------------

With reference to the ordinary shareholders' meeting of Telecom Italia S,p.A. (registered office: Milan, Piazza degli Affari 2; tax code and Milan company register number: 00488410010), to be held on 5 and 6 May 2004, at respectively the first and the second call, to adopt, inter alia, the following resolutions: appointment of the new Telecom Italia Board of Directors, the shareholder OLIMPIA S.P.A. (holder of 1,751,765,823 Telecom ltalia S.p.A. ordinary shares, corresponding to 16.99% of the capital entitled to vote in the company's ordinary shareholders' meeting) announces the proposal:

o to establish the duration of the mandate of the Board of Directors to be appointed in three fiscal years, and hence until the approval of the Annual Report and Accounts for the year to 31 December 2006; o to establish the number of its members in 19 (nineteen); o partly in consideration of the proposed increase in the number of directors, to establish a maximum amount of EUR 2,700,000 as the total annual remuneration of the Board of Directors pursuant to
Article 2389, paragraph I, of the Italian Civil Code, amount to be divided among the directors in accordance with the resolutions regarding this matter that the Board itself will adopt.

Pursuant to Article 9 of the Bylaws, the shareholder OLIMPIA S.P.A. presents the following slate of candidates to make up the new Board of Directors:

1.   Marco Tronchetti Provera, born in Milano on 18th January 1948
2.   Gilberto Benetton, born in Treviso on 19th June 1941
3.   Carlo Orazio Buora, born in Milano on 26th May 1946
4.   Riccardo Ruggiero, born in Napoli on 26th August 1960
5.   Giovanni Consorte, born in Chieti on 16th April 1948
6.   Gianni Mion, born in Vo' (Padova) on 6th September 1943
7.   Massimo Moratti, born in Bosco Chiesanuova (Verona) on 16th May 1945
8.   Renato Pagliaro, born in Milano on 20th February 1957
9.   Carlo Alessandro Puri Negri, born in Genova on 11th July 1952
10.  Paolo Baratta, born in Milano on 11th November 1939
11.  John Robert Sotheby Boas, born in London on 28th February 1937
12.  Domenico De Sole, born in Roma on 1st January 1944
13.  Luigi Fausti, born in Ancona on 9th March 1929
14.  Marco Onado, born in Milano on 19th April 1941
15.  Luigi Roth, born in Milano on 1st November 1940
16.  Emanuele Maria Carluccio, born in Bussolengo (Verona) on 27th December 1961
17.  Anna Grandori, born in Milano on 25th January 1955
18.  Giuseppe Guizzi, born in Napoli on 14th October 1967
19.  Sandro Sandri, born in Bologna on 3rd June 1955

The slate, together with the other documentation specified in Article 9 of the Bylaws of Telecom Italia S.p.A., has been filed at the latter's registered office in Milan, Piazza degli Affari 2. Since the shareholders' meeting of Telecom Italia S.p.A. is also called upon to approve a revision of the remuneration of the Board of Statutory Auditors, OLIMPIA S.P.A. announces the proposal to raise the annual remuneration of each statutory auditor for the second and third year of their mandate to EUR 128,000 and that of the Chairman of the Company's Board of Statutory Auditors to EUR 171,000. OLIMPIA S.P.A. also proposes to establish an annual remuneration of EUR 20,000 for the member of the Board of Statutory Auditors appointed in the Organismo di Vigilanza pursuant to Legislative Decree 231/2001.


Milan, 19th April 2004